GARTNER, INC.

2014 LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT
Gartner, Inc. (the “Company”) hereby grants you (or the “Grantee”) a stock appreciation right (the “SAR”) under the Company’s 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”), to exercise in exchange for a payment from the Company pursuant to this SAR. The date of this Agreement is February 6, 2019 (the “Grant Date”). In general, the latest date this SAR will expire is February 6, 2026 (the “Expiration Date”). However, as provided in Appendix A (attached hereto), this SAR may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this SAR are as follows:
Number of Shares to which this SAR pertains: As provided in the notice of grant.
Exercise Price per Share: As provided in the notice of grant.
Vesting Schedule:

Twenty-five percent (25%) of the Shares to which this SAR pertains shall vest on each of the first four anniversaries of the date hereof, or February 6, 2020, 2021, 2022 and 2023, subject to Grantee’s Continued Service through each such date.

APPENDIX A

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
1.Grant of SAR. The Company hereby grants to the Grantee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a Stock Appreciation Right (“SAR”) pertaining to all or any part of an aggregate of Shares shown on the attached notice of grant, which SAR entitles the Grantee to exercise the SAR in exchange for Shares in the amount determined under Paragraph 9 below.
2.    Exercise Price. The purchase price per Share for this SAR (the “Exercise Price”) shall be $[___], which is the Fair Market Value of a Share on the Grant Date.

3.    Vesting Schedule.

(a)
General Rule. Except as otherwise provided in this Agreement, the right to exercise this SAR will vest in accordance with the vesting schedule set forth in the notice of grant which constitutes part of this Agreement. Shares scheduled to vest on any date will vest only if the Grantee remains in Continued Service (as defined below) through such date. Subject to the following subsections of this Paragraph 3, should the Grantee’s Continued Service end at any time (the “Termination Date”) while the SAR remains outstanding, any unvested portion of this SAR will be immediately cancelled.

(b)
Termination of Continued Service due to Death or Disability. If the Grantee’s termination of Continued Service is due to the Grantee’s death or Disability, the unvested portion of this SAR shall vest in full on the Termination Date. For the avoidance of doubt, if a Grantee’s Continued Service terminates due to his or her death or Disability and the Grantee is eligible for a Retirement in accordance with the requirements set forth in Paragraph 28 of this Agreement, such termination of Continued Service shall be governed by this Paragraph 3(b) and shall not be treated as a Retirement.

(c)
Termination of Continued Service due to Retirement-Eligible Voluntary Resignation During the Year of Grant. If termination of Continued Service is due to a voluntary resignation and the Grantee is eligible for a Retirement in accordance with the requirements set forth in Paragraph 28 of this Agreement, occurring during the calendar year in which the grant was made, the unvested portion of the SAR shall continue to vest after the Termination Date as set forth in the notice of grant, despite the termination of Continued Service; provided, that (i) the portion of the SAR that will continue to vest will be limited as set forth in Paragraph 3(e) below depending on the Grantee’s age at Retirement, and (ii) the number of Shares to which this SAR pertains will be reduced to equal the percentage of days in that year in which the Grantee was in Continued Service (i.e., for the avoidance of doubt, the number of Shares will equal the number specified in the notice of grant, multiplied by the number of days from January 1 for which the Grantee was in Continued Service, divided by 365).

(d)
Termination of Continued Service due to Retirement-Eligible Voluntary Resignation After the Year of Grant or Retirement-Eligible Termination without Cause. If the Grantee is eligible for a Retirement in accordance with the requirements set forth in Paragraph 28 of this Agreement and his or her termination of Continued Service is due to (i) a voluntary resignation occurring any time after the calendar year in which the grant was made, or (ii) an involuntary termination without Cause, other than pursuant to a Qualifying Termination (which treatment is governed exclusively by Paragraph 3(f)), the unvested portion of the SAR shall continue to vest after the Termination Date as set forth in the notice of grant, despite the termination of Continued Service; provided, that the portion of the SAR that will continue to vest will be limited as set forth in Paragraph 3(e) below depending on the Grantee’s age at Retirement.

(e)
Portion of SAR Subject to Continued Vesting Upon Retirement. If the Grantee’s Continued Service terminates due to a Retirement in accordance with the requirements set forth in Paragraph 28 of this Agreement and:

(i)
The Grantee is less than age 60 on the Termination Date, the unvested portion of the SAR that would have vested by its terms within the twelve (12) months from the Termination Date shall continue to vest as set forth in the notice of grant, despite the termination of Continued Service;

(ii)
The Grantee is age 60 (but less than age 61) on the Termination Date, the unvested portion of the SAR that would have vested by its terms within the twenty-four (24) months from the Termination Date shall continue to vest as set forth in the notice of grant, despite the termination of Continued Service;

(iii)
The Grantee is age 61 (but less than age 62) on the Termination Date, the unvested portion of the SAR that would have vested by its terms within the thirty-six (36) months from the Termination Date shall continue to vest as set forth in the notice of grant, despite the termination of Continued Service; and

(iv)
The Grantee is age 62 or older on the Termination Date, the entire unvested portion of the SAR shall continue to vest after the Termination Date as set forth in the notice of grant, despite the termination of Continued Service.

(f)
Qualifying Termination following a Change of Control. Unless the Grantee’s employment, severance or other written agreement with the Company provides more favorable treatment, in the event that the Grantee’s Continued Service is terminated without Cause (including as a result of the elimination of his or her position) during the twelve (12) months following a Change of Control (a “Qualifying Termination”), the unvested portion of the SAR shall vest on the Termination Date. For the avoidance of doubt, (i) to the extent that the Grantee is eligible for a Retirement in accordance with the requirements set forth in Paragraph 28 of this Agreement and he or she experiences a Qualifying Termination, the vesting provisions set forth in this Paragraph 3(f) (not Paragraph 3(d)) shall control, and (ii) Section 13.10 of the Plan does not apply to the SAR granted hereunder.

(g)
Other Conditions. Notwithstanding anything herein to the contrary, the vesting terms set forth in this Paragraph 3 are contingent upon the Grantee being in full compliance with all the terms of this Agreement at the time of vesting. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the SARs at any time, subject to the terms of the Plan. If so accelerated, such SARs will be considered as having vested as of the date specified by the Committee.

4.    Termination of SAR. In the event of the Grantee’s termination of Continued Service, the Grantee shall have the right to exercise any vested but unexercised portion of this SAR for the timeframe indicated in the table below following the date of such termination of Continued Service. Any unvested portion of this SAR automatically will terminate and be forfeited (at no cost to the Company) on the first day on which it no longer is possible such portion to become vested:

Termination Scenario	Post-Termination Exercise Period
• Involuntary termination for Cause • Involuntary termination without Cause (not Retirement-eligible) • Voluntary resignation (not Retirement-eligible)
Earlier of Expiration Date or ninety (90) days after the date of termination of Continued Service (excluding any period during which Grantee is prohibited from trading under the Company’s Insider Trading Policy)

• Death • Disability • Qualifying Termination	Earlier of Expiration Date or twelve (12) months after the date of termination of Continued Service
• Retirement-eligible involuntary termination without Cause • Retirement-eligible voluntary resignation	Through the Expiration Date
5.    Death of Grantee. In the event that the Grantee dies while in the employ of the Company and/or a parent of the Company or Subsidiary, the administrator or executor of the Grantee’s estate (or such other person to whom the SAR is transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution), may exercise any vested but unexercised portion of the SAR in accordance with Paragraph 4 above. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this SAR and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this SAR as set forth in this Agreement.
6.    Persons Eligible to Exercise SAR. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this SAR shall be exercisable during the Grantee’s lifetime only by the Grantee.

7.    SAR is Not Transferable. Except to the limited extent provided in Paragraph 5 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void. Notwithstanding the preceding, the Grantee may transfer (not for consideration and for bona fide estate planning purposes) the Stock Appreciation Rights awarded under this Agreement to a revocable estate planning trust that is established solely for the benefit of Grantee and his or her immediate family. Any such transfer will be permitted only if it is in compliance with such rules and procedures as the Company may establish from time to time. Among other things, Grantee must acknowledge and agree that (a) for U.S. income tax purposes, all taxable income from the Stock Appreciation Rights will be reported to Grantee alone, (b) if Grantee proposes to change the nature or character of the transferee trust, Grantee first must inform the Company and the Company may require that the Stock Appreciation Rights be transferred back to Grantee alone, and (c) no additional other or further transfers of the Stock Appreciation Rights will be permitted under any circumstance.
8.    Exercise of SAR. This SAR may be exercised by the person then entitled to do so as to any Shares, and such exercise must be in accordance with the Company’s published exercise procedures, as in effect from time to time, which may require the Grantee to exercise this SAR through the Company’s designated broker or administrator. Payment of the aggregate exercise price and all taxes that the Company determines are required to be withheld by reason of the exercise of this SAR or as are otherwise required under Paragraph 10 below shall be pursuant to a net exercise, whereby upon exercise of the SAR, Shares having a Fair Market Value equal to the aggregate exercise price applicable to the portion of the SAR being exercised, and all applicable withholdings, shall be withheld from the Shares that the Grantee would otherwise have received pursuant to Paragraph 9 below.
9.    Receipt of SAR Amount. Upon exercise of this SAR, the Grantee shall be entitled to receive the number of Shares (the “SAR Amount”), subject to Paragraph 8, determined by (i) multiplying (a) the difference between the Fair Market Value of a Share over the Exercise Price; times (b) the number of Shares with respect to which this SAR is exercised, and (ii) dividing the product of (a) and (b) by the Fair Market Value of a Share. The SAR Amount shall be paid to the Grantee solely in whole Shares; any fractional amount shall be rounded down to the nearest whole share. Shares issued pursuant to the exercise of this SAR may be delivered in the form and manner determined by the Company, including, without limitation, in book form or listed in street name with a brokerage company of the Company’s choice. For purposes of this Paragraph 9, Fair Market Value has the same meaning as in the Plan or as otherwise determined by the Company or its delegate.
10.    Tax Withholding and Payment Obligations. When the Shares are issued as payment for exercised SARs, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing parent of the Company or Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for exercised SARs that have an aggregate market value sufficient to pay the federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing parent of the Company or Subsidiary) with respect to the Shares, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Grantee or the Company, as applicable, with respect to the Shares on the date that the amount of tax to be withheld or remitted is to be determined. No fractional Shares will be withheld or issued pursuant to the exercise of SARs and the issuance of Shares thereunder. Notwithstanding anything herein to the contrary, the Company (or the employing parent of the Company or Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for SARs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such SARs. By accepting this award of SARs, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this Paragraph 10. All income and other taxes related to the SAR award and any Shares delivered in payment thereof are the sole responsibility of the Grantee. In no event will the Company reimburse the Grantee for any taxes that may be imposed on the Grantee as result of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
11.    Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the SARs upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the exercise of SARs hereunder, this SAR may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
12.    No Rights of Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
13.    Successors and Assigns. The Company may assign any of its rights under the Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. The rights and obligations of the Grantee under this Agreement may be assigned only with the prior written consent of the Company.
14.    No Effect on Employment. The Grantee’s employment with the Company and any parent of the Company or Subsidiary is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Grantee, nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue to be employed by the Company or any parent of the Company or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing parent of the Company or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the parent of the Company or Subsidiary employing the Grantee.
15.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary at the Company’s headquarters, P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902-7700, or at such other address as the Company may hereafter designate in writing.
16.    Maximum Term of SAR. Notwithstanding any other provision of this Agreement, this SAR is not exercisable after the Expiration Date.
17.    Non-Competition. (a)(i) “Competitive Acts” shall mean: (A) the development, production, marketing or selling of (or assisting others to develop, produce, market or sell): (x) syndicated research that competes with the Company or its Subsidiaries; or (y) a product or service which is competitive with the existing or planned products or services of the Company with which Grantee was involved in or managed at any time during the last twenty-four (24) months of the Grantee’s Continued Service; and (B) the direct or indirect provision of services to, or solicitation of, the Company’s clients or known prospects with whom Grantee had contact, managed, or became aware of as a result of being employed by the Company, for the purposes of developing, producing, marketing or selling such competitive products or services.

(ii)    Grantee understands and agrees that the Company’s business is global in nature and that its clients are located throughout the world; therefore, a territorial limitation on the non-competition covenants set forth in Paragraph 17 would not allow the Company to adequately protect its legitimate business interests, and the absence of such a limitation is entirely reasonable under these circumstances. In addition, Grantee agrees that the provisions of this Paragraph 17 are reasonable to protect and preserve the Company’s legitimate business interests, including the protection of the Company’s Confidential Information (as defined below) and the Company’s substantial investment made to develop and retain its Confidential Information, client base, accounts and related goodwill.

(iii)    The Company may, in its sole discretion, waive any portion of the Grantee’s obligations contained in Paragraph 17. No such waiver shall be valid unless directly provided to Grantee, in writing, by the Company’s General Counsel or his/her designee.

(b)    Grantee agrees that, for two (2) years following the termination of his or her Continued Service for any reason whatsoever (the “Restricted Period”), the Grantee will not, on his or her own behalf or on behalf of any other person or entity (whether as a consultant, analyst, sales person, independent contractor, independent business venturer, partner, member, employee or otherwise), directly or indirectly: (i) engage in any Competitive Acts; and/or (ii) entice, encourage, cause or invite any of the Company’s clients, known prospects, and vendors to discontinue, diminish, or otherwise adversely modify the business done with the Company, or otherwise interfere with the relationship between the Company and its clients, known prospects, and vendors.

(c)    Grantee agrees that, in addition to any and all other remedies available to the Company (at law, in equity, or as otherwise set forth in this Agreement), the Company shall be entitled to liquidated damages for any violation of Paragraph 17 in an amount equal to: (i) the final twelve (12) months’ salary, commissions, and bonus paid to the Grantee; and (ii) an additional amount equal to the aggregate dollar value of shares underlying any stock appreciation rights, performance stock units, and/or restricted stock units that vested (or, in the case of stock appreciation rights, vested and Grantee exercised) at any time during the twelve (12) months prior to the Grantee’s termination of Continued Service. The dollar value of each such share shall be equal to the closing price of Gartner stock on the date of grant of the applicable stock appreciation right, performance stock unit or restricted stock unit. Grantee agrees that the liquidated damages set forth herein are a reasonable approximation of the damages experienced by the Company for a violation of Paragraph 17, and are not to be deemed a penalty of any kind.

(d)    Grantee acknowledges that the time, geographic and scope limitations of the non-competition obligation set forth herein are fair and reasonable in all respects, and that Grantee will not be precluded from gainful employment if obligated to comply with the provisions hereof. To the extent a court of appropriate jurisdiction finds the duration and/or geographic scope of the non-competition or non-solicitation restrictions to be unenforceable under applicable law, then it is the intention of the parties that such restriction be enforced to the fullest extent which the court deems reasonable. In the event of Grantee’s breach or violation of this Paragraph 17, or good faith allegation by the Company of such breach or violation, the Restricted Period set forth in this Paragraph 17 shall be tolled until such breach or violation, or allegation thereof, has been duly cured or resolved.

(e)    During the Restricted Period set forth above, the Grantee will notify (in writing and not less than 72 hours in advance) the Company’s General Counsel if he or she intends to become an employee or other service provider of any entity other than the Company (for example, but not by way of limitation, as an employee, consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner or member).
18.    Non‑Solicitation and No‑Hire. The Grantee further agrees that, during the Restricted Period, the Grantee will not, directly or indirectly solicit, entice, or recruit employees of the Company to leave its employ, or offer or cause to be offered employment to any person who was employed by the Company at any time during the twelve (12) months prior to the termination of Grantee’s Continued Service. General mass solicitations of employment that are not directed at the Company or any employee(s) of the Company shall not be prohibited by this Paragraph 18. For purposes of this Paragraph 18 (and the preceding Paragraph 17), the “Company” shall include the Company and its Subsidiaries.
19.    Binding Agreement. Subject to the limitation on the transferability of this SAR contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
20.    Governing Law. This Agreement and the grant of SARs shall be construed in accordance with and governed by the laws of the State of Delaware, other than its conflicts of law provisions; provided that, notwithstanding the foregoing, Sections 17 and 18 of this Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law provisions.
21.    Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.
22.    Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith (including, but not limited to, the determination of whether or not any SARs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
23.    Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to Stock Appreciation Rights awarded under the Plan or future Stock Appreciation Rights that may be awarded under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on‑line or electronic system established and maintained by the Company or another third party designated by the Company.
24.    Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.
25.    Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
26.    Modifications to the Agreement; Clawback. The Plan and this Agreement together the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this SAR, provided that such revision would not materially reduce the economic benefits provided or intended to be provided under this Agreement. In no event will the Company pay or reimburse the Grantee for any taxes or other costs imposed on account of Section 409A. Additionally, this Agreement and the award made hereunder shall be subject to any clawback policy which the Company may adopt from time to time as required by law or otherwise.
27.    Amendment, Suspension, Termination. By accepting this SAR, the Grantee expressly warrants that he or she has received an SAR to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
28.    Defined Terms: Capitalized terms used in this Agreement without definition will have the meanings provided for in the Plan. When used in this Agreement, the following capitalized terms will have the following meanings:

“Confidential Information” means all information related to the operation of the Company's business and knowledge of the Company's assets, including, but not limited to, (i) financial information, (ii) products, (iii) product and services costs, prices, profits and sales, (iv) forecasts, (v) computer programs, (vi) data bases (and the documentation and information contained therein), (vii) computer access codes and similar information, (viii) software ideas, (ix) know-how, technologies, concepts and designs, (x) research projects and all information connected with research and development efforts, (xi) records, (xii) business relationships, methods and recommendations, (xiii) client lists (including identities of clients and prospective clients, identities of individual contracts at business entities which are clients or prospective clients, client spending, preferences, business or habits), (xiv) subscription or consultant termination dates, (xv) personnel files, (xvi) competitive analyses, (xvii) other confidential or proprietary information or trade secrets that have not been made available to the general public by the Company's senior management, and (xviii) non-public information provided to the Company by its clients, and other tangible or intangible assets and other information obtained by the Grantee in the course of his or her employment with the Company.
“Continued Service” means that the Grantee’s employment relationship is not interrupted or terminated by the Grantee, the Company, or any parent or Subsidiary of the Company. The Grantee’s employment relationship will not be considered interrupted in the case of: (i) any leave of absence approved in accordance with the Company’s written personnel policies, including sick leave, family leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and any parent, Subsidiary or successor; provided, however, that, unless otherwise provided in the Company’s written personnel policies, in this Agreement or under applicable laws, rules or regulations, or unless the Committee has otherwise expressly provided for different treatment with respect to this Agreement, (x) no such leave may exceed ninety (90) days, and (y) any vesting shall cease on the ninety-first (91st) consecutive date of any leave of absence during which the Grantee’s employment relationship is deemed to continue and will not recommence until such date, if any, upon which the Grantee resumes service with the Company, its parent, Subsidiary or successor. If the Grantee resumes such service in accordance with the terms of the Company’s military leave policy, upon resumption of service, the Grantee will be given vesting credit for the full duration of the Grantee’s leave of absence. Continuous employment will be deemed interrupted and terminated for the Grantee if the Grantee’s weekly work hours change from full time to part time. Part-time status for the purpose of vesting continuation will be determined in accordance with policies adopted by the Company from time to time, which policies, if any, shall supersede the determination of part-time status set forth in the Company’s posted “employee status definitions”.
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
“Retirement” means termination of the Grantee’s employment in accordance with the Company’s retirement policies, as in effect from time to time, if on the date of such termination, (i) the Grantee is at least 55 years old, (ii) his or her Continued Service has extended for at least five (5) years, and (iii) the combination of the Grantee’s age and years of Continued Service total at least 65. Partial years will be counted solely to determine whether the Grantee satisfies the total of 65 or more, but will not be rounded.
By way of illustration, if a Grantee terminates his or her employment in accordance with the Company’s retirement policies when he or she is (i) 58 years and eight months old, after (ii) six years and five months of Continued Service, (iii) the Grantee’s total would be 65 (65 years and one month). Because the Grantee in this example would meet the age requirement (55+) and the years of Continued Service requirement (5+), and his or her total is 65, the Grantee’s termination would be treated as a Retirement. If a Grantee terminates his or her employment in accordance with the Company’s retirement policies when he or she is (i) 63 years and six months old, after (ii) four years and six months of Continued Service, (iii) the Grantee’s total would be 68. This Grantee would meet the age requirement (55+) and would have a total of 65 or more, but his or her termination would not be treated as a Retirement, since the Grantee has not met the years of Continued Service requirement. For the avoidance of doubt, if a Grantee’s Continued Service is terminated for Cause and the Grantee is eligible for a Retirement, such termination of Continued Service shall not be treated as a Retirement for any purpose hereunder.
Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Agreement, which includes the notice of grant. Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Award Agreement, which includes the notice of grant and this Agreement.

As a condition to receiving this Stock Appreciation Right grant and in consideration of such grant, you accept and agree to abide by the Agreement Regarding Certain Conditions of Employment provided to you in connection with such grant, including but not limited to the confidentiality and post-employment restrictions on competition set forth therein.  You hereby ratify, affirm and consent to those terms and conditions.